Exhibit 10.2

REVENUE PARTICIPATION AGREEMENT

Certain confidential information contained in this document, marked by [***], has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

This Revenue Participation Agreement (“Agreement”) is made and entered into as of the Effective Date, by and among:

Engr. Ronald Arizabal Mendoza, an individual citizen of the Philippines, residing at 7 Chestnut Street, St. San Roque Marikina City, Philippines; and his brother, Mr. Arnold Arizabal Mendoza, an individual, citizen of the Philippines, residing at 37 Philip Street, Multinational Village, Paranaque City, Philippines (together, “Buyer”); and

Unicoin Inc., a Delaware corporation with its principal business address at 300 Delaware Avenue, Suite 210, Wilmington, DE 19801 (“Unicoin” or “Seller”);

UH Properties Inc., a company established under the laws of the Philippines, with its principal office located at 117 First Floor, Everlasting Street gefa-Lower, Quirino Magsaysay, General Emilio F. Aguinaldo, Baguio City, Benguet, Cordillera Administrative Region, 2600 (“UHP”); and

140 R.E. Properties Inc., a company established under the laws of the Philippines, with its principal office located at address of 7/F Unit B, 8 Rockwell Rockwell Drive, Rockwell Center, Poblacion, City of Makati, Fourth District, National Capital Region, 1210 (“140 RE”).

Each of the above may be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to that certain Master Transaction Agreement entered into by and among the Parties herein (the “Master Agreement”), Buyer has agreed to acquire from Seller all of Seller’s economic rights, beneficial interests, and associated infrastructure relating to the Philippine Real Estate Project, including, without limitation, Seller’s interests in the Philippine Property Portfolio;

WHEREAS, UHP and 140 RE serve as the legal titleholders of the Philippine Property Portfolio and are expected to receive or manage proceeds from the use, development, or disposition of the Philippine Real Estate;

WHEREAS, the Parties desire to set forth the terms under which Seller will retain and be paid a seventy-five percent (75%) economic interest in the Net Proceeds (as defined herein) from such assets;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein, the Parties agree as follows:

1. DEFINITIONS

The Recitals above are true and correct and incorporated herein. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Master Agreement. The Master Agreement is incorporated hereto by reference.

“Net Proceeds” means the gross revenue actually received by Buyer, UHP, or 140 RE, directly or indirectly, from the lease, sale, development, financing, or other monetization of the Philippine Property Portfolio, less:(i) documented government taxes and transaction fees; and (ii) actual, third-party transaction expenses.

“Economic Interest” means Seller’s right to receive seventy-five percent (75%) of the Net Proceeds.

“Philippine Property Portfolio”, “Philippine Real Estate”, and other capitalized terms not otherwise defined herein shall have the meaning set forth in the Master Agreement.

2. PARTICIPATION RIGHTS

2.1. Economic Participation. Seller shall be entitled to receive seventy-five percent (75%) of the Net Proceeds derived from the Philippine Property Portfolio.

2.2. Net Proceeds. “Net Proceeds” shall mean the total gross revenue actually received by Buyer, UHP, or 140 RE, whether directly or indirectly, from or in connection with the lease, sale, development, financing, or other monetization or disposition of any portion of the Philippine Property Portfolio, less only the following:

(i) documented and legally required government taxes, duties, and registration fees directly incurred in connection with such monetization; and

(ii) actual, out-of-pocket, third-party transaction expenses that are customary and commercially reasonable, including brokerage commissions, legal fees, title transfer costs, and other direct closing costs, but excluding any internal or overhead costs of Buyer, UHP, or 140 RE.

For the avoidance of doubt, “Net Proceeds” shall not be reduced by allocations to reserves, reinvestments, intercompany charges, administrative or operational expenses (including salaries or management fees), or any amounts not constituting bona fide third-party costs directly tied to the specific transaction generating the applicable revenue.

2.3. Payment. Distributions to Seller shall be made within thirty (30) days following the end of each calendar quarter.

2.4. Form and Method of Payment. All payments due to Seller under this Agreement shall be made in United States Dollars (USD) or USD-pegged stablecoin (e.g., USDT), in accordance with the written payment instructions provided by Seller. The method and destination of payment shall be as specified in such written instructions and may be updated by Seller at its sole discretion by providing written notice to Buyer. Unless and until updated instructions are received from Seller, Buyer shall continue to make all payments in accordance with the most recent instructions provided. Seller shall not be required to reissue payment instructions for each payment unless a change occurs. Payments made in accordance with the then-current instructions shall be deemed valid and properly made.

3. REPORTING AND RECORDKEEPING

3.1. Quarterly Reporting. Within thirty (30) days after the end of each calendar quarter, Buyer, UHP, and/or 140 RE shall collectively or individually deliver to Seller a written report (“Quarterly Report”) detailing the following information for the preceding quarter:

(a) A summary of all monetization activities related to the Philippine Property Portfolio, including sales, leases, financings, development projects, or other transactions;

(b) The total gross revenue received from such activities;

(c) A breakdown of any deductible costs, including government-imposed taxes, duties, registration fees, and third-party transaction expenses as defined in Section 2.2;

(d) The resulting Net Proceeds, as defined in this Agreement; and

(e) The amount payable to Seller as its seventy-five percent (75%) participation interest in such Net Proceeds.

Each Quarterly Report shall be certified as complete and accurate by an officer or authorized representative of Buyer.

3.2. Audit and Inspection Rights. Seller shall have the right to inspect and audit, once per calendar quarter, the books, records, and supporting documentation of Buyer, UHP, and/or 140 RE related to the Philippine Property Portfolio and the calculation of Net Proceeds under this Agreement. This inspection right shall apply unconditionally each quarter, regardless of whether any discrepancies or prior issues have been identified. Such inspections may, at Seller’s sole discretion:

(a) Be conducted in person at the principal place of business or the location where such records are customarily maintained; or

(b) Be conducted remotely, by requesting electronic or scanned copies of relevant records via secure file transfer or virtual data room.

Buyer, UHP, and 140 RE shall fully cooperate in good faith and ensure the timely delivery of all relevant records, including contracts, invoices, tax filings, bank records, and supporting documentation related to monetization transactions. Seller may designate external accountants, legal counsel, or auditors to conduct any inspection on its behalf. Buyer shall retain all records relevant to this Agreement for a period of no less than five (5) years after the conclusion of each applicable fiscal year.

If any inspection reveals that Seller was underpaid by an amount exceeding five percent (5%) of the actual Net Proceeds due for any given period, Buyer shall: (i) Remit the underpaid amount to Seller within ten (10) business days of written notice from Seller, plus interest at the rate of 1.5% per month (or the maximum rate permitted by law, if lower), accruing from the date such amount was originally due; and (ii) Reimburse Seller for all reasonable costs incurred by Seller in connection with such audit, including professional fees of third-party advisors.

All information obtained through any inspection shall be treated as Confidential Information in accordance with Article 6 of this Agreement.

4. MANAGEMENT

4.1. Duty of Good Faith and Commercial Efforts. Buyer, UHP, and 140 RE shall have the responsibility to manage, operate, and maintain the Philippine Property Portfolio in a prudent, commercially reasonable, and good faith manner, using their best efforts to maximize the value of the properties and monetize such assets through sale, lease, development, financing, or other means consistent with prevailing market practices.

4.2. Prohibition on Self-Dealing and Non-Arm’s-Length Transactions. Neither Buyer nor its affiliates, nor UHP or 140 RE, shall sell, lease, transfer, or otherwise dispose of any property in the Philippine Property Portfolio to any related party, affiliate, director, officer, shareholder, or other insider (a “Related Party Transaction”) unless:

(a) The transaction is on arm’s-length terms and for fair market value, based on a recent independent appraisal or broker opinion of value;

(b) Seller has been provided with prior written notice of such transaction, including full disclosure of the identity of the related party and the material terms of the transaction; and

(c) Seller has been given at least ten (10) business days to object in writing if it reasonably believes the transaction would result in an illusory sale, undervaluation, or breach of this Agreement.

If Seller raises a timely objection, the transaction shall not proceed unless the Parties mutually agree to revised terms or the Buyer obtains a written opinion from an independent real estate firm or auditor confirming the fairness of the transaction.

4.3. Notice and Reporting of Sale Events. Buyer, UHP, or 140 RE shall provide Seller with prompt written notice (but in no event later than five (5) business days in advance) of any proposed material sale, transfer, financing, or disposition of property within the Philippine Property Portfolio. The notice shall include:

(a) A description of the asset subject to disposition;

(b) The identity of the buyer or transferee;

(c) The proposed transaction structure and timeline;

(d) The purchase price or financial terms, including any contingencies or deferred payments; and

(e) An estimate of the expected Net Proceeds distributable to Seller.

4.4. Preservation of Economic Rights. In all cases, Buyer, UHP, and 140 RE shall ensure that Seller’s seventy-five percent (75%) economic interest in the Net Proceeds is protected and realized in connection with any transaction involving the Philippine Property Portfolio. Any transaction structured in a manner that would circumvent, impair, or dilute Seller’s economic interest shall constitute a material breach of this Agreement.

4.5. No Encumbrance Without Notice and Safeguards. Buyer, UHP, and 140 RE shall not mortgage, pledge, encumber, or otherwise place any lien or security interest on any portion of the Philippine Property Portfolio without:

(a) providing Seller with no less than ten (10) business days’ prior written notice of the proposed encumbrance, including the identity of the lender, the material terms of the proposed lien, and the expected impact (if any) on Seller’s economic rights; and

(b) ensuring that any such encumbrance does not impair, subordinate, or otherwise adversely affect Seller’s seventy-five percent (75%) economic interest in the Net Proceeds derived from the affected property, and that Seller’s rights shall remain senior in priority or adequately protected through subordination agreements, escrow arrangements, or other commercially reasonable protections.

If Seller reasonably determines that the proposed encumbrance would materially affect its economic rights or diminish its expected participation, Seller shall have the right to object in writing within the notice period, and the Parties shall negotiate in good faith to restructure the transaction or implement appropriate protective measures prior to proceeding with such encumbrance.

5. TERM AND TERMINATION

5.1. Term. This Agreement shall become effective upon the Philippine Closing, as defined in the Master Agreement (the “Revenue Participation Effective Date”). If the Philippine Closing does not occur, this Agreement shall be declared null and void ab initio. This Agreement shall commence on the Revenue Sharing Effective Date and shall remain in full force and effect until the earlier of:

(a) the full and final monetization of all properties in the Philippine Property Portfolio, and

(b) the complete payment and distribution of all Net Proceeds due to Seller in accordance with this Agreement.

For purposes of this Section, “full and final monetization” shall mean the lawful sale, conveyance, or other permanent disposition of all real estate assets comprising the Philippine Property Portfolio such that:

(i) neither Buyer, UHP, 140 RE, nor any of their affiliates retains any legal or beneficial ownership or control of the properties;

(ii) no further income, financing, appreciation, or residual value can be realized or derived from the properties; and

(iii) all resulting revenue or consideration from such monetization has been fully received and distributed in accordance with this Agreement.

5.2. Condition Precedent. This Agreement shall be effective only upon the full execution and consummation of the transactions contemplated under the Master Agreement. The Closing under the Master Agreement shall constitute a condition precedent to the effectiveness of this Agreement. In the event that the transactions under the Master Agreement do not close for any reason, this Agreement shall be deemed null and void and of no further force or effect, and no Party shall have any rights or obligations hereunder.

5.3. Superseding Agreement. This Agreement supersedes and replaces any and all prior agreements, term sheets, letters of intent, or understandings, whether written or oral, that entitle Seller to share in the economic proceeds from the monetization of the Philippine Property Portfolio. To the extent any such rights exist in prior agreements, they are hereby extinguished and replaced in full by this Agreement.

6. CONFIDENTIALITY

6.1. Confidential Information. For purposes of this Agreement, “Confidential Information” means all non-public, proprietary, or sensitive information disclosed by or on behalf of any Party to another Party in connection with this Agreement or the transactions contemplated herein, whether oral, written, electronic, or in any other form, including but not limited to business plans, financial data, investor information, pricing models, asset portfolios, contractual terms, and internal strategies.

6.2. Confidentiality Obligations. Each Party agrees to (i) keep all Confidential Information strictly confidential, (ii) not disclose any Confidential Information to any third party without the prior written consent of the disclosing Party, and (iii) use Confidential Information solely for purposes of performing its obligations and exercising its rights under this Agreement. Each Party shall take reasonable precautions to protect the confidentiality of the Confidential Information, using at least the same degree of care it uses to protect its own confidential materials, but in no event less than a reasonable standard of care.

6.3. Permitted Disclosures. Notwithstanding the foregoing, a Party may disclose Confidential Information:

(a) to its directors, officers, employees, attorneys, accountants, or advisors on a need-to-know basis, provided such recipients are bound by confidentiality obligations no less protective than those set forth herein;

(b) as required by law, regulation, or court order, provided that the disclosing Party gives prompt written notice (to the extent legally permitted) to the other Party to allow it to seek a protective order or other remedy;

(c) if and to the extent that the information becomes public through no breach of this Agreement.

6.4. Survival. The obligations under this Section shall survive the termination or expiration of this Agreement for a period of three (3) years.

7. NOTICES

All notices and other communications required or permitted under this Agreement shall be in writing and shall be delivered solely by email to the designated addresses below. Any such notice shall be deemed received on the date sent, provided that the sending Party does not receive a bounce-back or other error message indicating failed delivery. Notices sent after 5:00 p.m. local time of the recipient shall be deemed received on the next business day.

Designated Email Addresses:

For Seller (Unicoin Inc.):

Alex Konanykhin, CEO, Email: [***]

wiith copy to Eduardo Serrano, Legal Counsel, Email; [***]

For Buyer (and on behalf of UHP and 140 RE):

Engr. Ronald Arizabal Mendoza, Email: [***]; and

Mr. Arnold Arizabal Mendoza, Email: [***]

Each Party may change its designated email address by providing notice of the new address to the other Parties in accordance with this Section.

8. INDEMNIFICATION

Buyer, UHP, and 140 RE (collectively, the “Obligated Parties”) shall jointly and severally indemnify, defend, and hold harmless Seller, its affiliates, and their respective officers, directors, employees, and agents (collectively, the “Seller Indemnitees”) from and against any and all losses, damages, claims, liabilities, costs, or expenses (including reasonable attorney’s fees) arising out of or relating to: (a) any material breach of this Agreement by the Obligated Parties; (b) any fraud, gross negligence, or willful misconduct in the operation, management, or disposition of the Philippine Property Portfolio; (c) any third-party claims resulting from the ownership or management of the Philippine Property Portfolio, except to the extent caused by Seller. This Section shall survive termination or expiration of this Agreement.

9. GENERAL PROVISIONS

9.1 No Partnership. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture, or other form of joint enterprise, employment, or fiduciary relationship between the Parties, and no Party shall have authority to contract for or bind the other in any manner whatsoever.

9.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Parties, except that Buyer, UHP, or 140 RE may assign this Agreement to an affiliated entity or successor-in-interest in connection with a bona fide reorganization, merger, or asset transfer, provided such assignment does not impair Seller’s economic rights under this Agreement.

9.3 Governing Law. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any choice or conflict of law provisions that would apply the laws of another jurisdiction. Any dispute, controversy, or claim arising out of or relating to this Agreement shall be resolved in accordance with the dispute resolution provisions set forth in Section 10.4 of the Master Transaction Agreement, which provisions are hereby incorporated by reference as if fully set forth herein.

9.4 Entire Agreement. This Agreement, together with the Master Agreement and any exhibits hereto, constitutes the entire agreement between the Parties and supersedes all prior discussions, negotiations, and agreements, whether oral or written, relating to the subject matter hereof.

9.5 Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be effective unless in writing and signed by all Parties. No waiver of any breach shall be deemed a waiver of any subsequent breach.

9.6 Counterparts. This Agreement may be executed in counterparts and delivered by electronic means (including PDF and DocuSign), each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

9.7. Severability. If any provision of this Agreement is found to be invalid or unenforceable, the remaining provisions shall continue in full force and effect.

9.8. Further Assurances. Each Party agrees to execute and deliver such additional documents and instruments and to perform such further acts as may be reasonably necessary to carry out the provisions and intent of this Agreement and to consummate the transactions contemplated hereby.

9.9. Survival. All provisions of this Agreement which by their nature should survive termination or expiration of this Agreement (including, without limitation, provisions relating to payment obligations, confidentiality, and audit rights) shall so survive.

9.10. Acknowledgement of Execution Authority: The Parties acknowledge and agree that this Agreement is being executed on behalf of UH Properties Inc. and 140 R.E. Properties Inc. by their current authorized signatories in their official capacities. Buyer hereby acknowledges and accepts such execution as a formal and binding corporate act, and further agrees that upon Philippine Closing as defined under the Master Transaction Agreement, the obligations of UH Properties Inc. and 140 R.E. Properties Inc. under this Agreement shall continue in full force and effect under the ownership and control of Buyer, including any successors, directors, or officers appointed thereafter.

9.11. “Effective Date” means the date this Agreement is fully executed by all Parties. Notwithstanding the execution and delivery of this Instrument, the legal effectiveness of this Revenue Participation Agreement shall be expressly conditioned upon the consummation of the Philippine Closing as defined under the Master Transaction Agreement. If the Philippine Closing does not occur for any reason, this Agreement shall be deemed null and void ab initio and be of no legal force or effect, and no Party shall have any rights or obligations hereunder.

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IN WITNESS WHEREOF, the Parties have executed this Revenue Participation Agreement as of the Effective Date.

UNICOIN INC.

By:
Name:	Alex Konanykhin
Title:	CEO
Email:	[***]

Buyer:

/s/
Engr. Ronald Arizabal Mendoza
Email:	[***]

/s/
Mr. Arnold Arizabal Mendoza
Email:	[***]

UH Properties Inc.:

By:
Name:	Jasmin Lyn Salinas Sambrana
Title:	Director
Email:	[***]

By:
Name:	Maan Grace Baguioen Elago
Title:	Director
Email:	[***]

140 R.E. Properties Inc:

By:
Name:	Prissy Angelica Somera Antonio
Title:	President
Email:	[***]

By:
Name:	Mr. Ronald Arizabal Mendoza
Title:	Chairman of the Board
Email:	[***]